Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Announces Commencement of Exchange Offer for $425 Million of its 10.75% Senior Secured Notes due 2018

Englewood, CO - August 29, 2014 - Westmoreland Coal Company (NasdaqGM:WLB) today announced that it has commenced an offer to exchange up to $425,000,000 aggregate principal amount of its 10.75% Senior Secured Notes due 2018 that were issued in a private placement on April 28, 2014 (the “Original Notes”) for an equal principal amount of its 10.75% Senior Secured Notes due 2018 that have been registered under the Securities Act of 1933, as amended (the “Exchange Notes”).

The exchange offer is being made to satisfy Westmoreland’s obligations under a registration rights agreement entered into on April 28, 2014 in connection with the issuance of the Original Notes, and does not represent a new financing transaction. Westmoreland will not receive any proceeds from the exchange offer.

The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that certain transfer restrictions, registration rights and additional interest provisions do not apply to the Exchange Notes. Original Notes that are not exchanged in the exchange offer will continue to be subject to the existing transfer restrictions, and Westmoreland will generally have no further obligation to provide for the registration of those notes under the Securities Act of 1933, as amended.

The exchange offer will expire at 5:00 p.m., New York City time, on September 26, 2014, unless extended by Westmoreland. Tenders of Original Notes must be validly made at or prior to the expiration time and may be withdrawn at any time prior to the expiration time.

The terms of the exchange offer are set forth in a prospectus dated August 29, 2014 and the related letter of transmittal. Requests for assistance or for copies of documents related to the exchange offer, including the prospectus and the letter of transmittal, should be directed to the exchange agent, Wells Fargo Bank, N. A., Corporate Trust Operations at 800-334-5128, or at the following address: Attn: Wells Fargo Bank, N.A., Corporate Trust Operations, MAC N9303-121, Sixth & Marquette Ave., Minneapolis Minnesota, 52479.

This press release is not an offer to buy or sell or the solicitation of an offer to buy or sell any of the securities described herein, nor shall there be any offer, solicitation or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. A registration statement on Form S-4 relating to the exchange offer was declared effective by the Securities and Exchange Commission on August 27, 2014. The exchange offer is being made only pursuant to the exchange offer documents that are being distributed to holders of the Original Notes, including the prospectus dated August 29, 2014 and the related letter of transmittal.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. Our coal operations include sub-bituminous and lignite coal mining in the Western United States and Canada. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina.

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Contact: Kevin Paprzycki (855) 922-6463